Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Second Quarter 2011 Results

Honolulu, Hawaii, August 4, 2011 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.4 million or $0.31 per basic and $0.30 per diluted share for the three months ended June 30, 2011, compared to $3.2 million or $0.29 per basic and diluted share for the three months ended June 30, 2010. Net income rose by $150,000 or 4.6% for the three months ended June 30, 2011 compared to the same period in 2010.

The Company also announced that its Board of Directors today approved a quarterly cash dividend on its common stock of $0.09 per share. The dividend is expected to be paid on September 1, 2011 to stockholders of record as of August 18, 2011.

Allan Kitagawa, Chairman and Chief Executive Officer, said “Our core earnings for the second quarter remain solid. We continue to make quality mortgage loans and maintain a favorable net interest margin in a tough economic environment. I am also pleased to announce that due to our strong performance we will be paying a quarterly dividend of $0.09 per share.”

Interest Income

For the three months ended June 30, 2011 and 2010, net interest income was $12.9 million and $11.3 million, respectively. The growth in net interest income is primarily due to a $1.2 million decline in interest expense. Total interest and dividend income was $15.7 million for the three months ended June 30, 2011 compared to $15.3 million for the three months ended June 30, 2010. This growth in interest and dividend income occurred primarily due to an increase in interest earned on investment securities which totaled $6.9 million for the three months ended June 30, 2011 compared to $6.6 million for the three months ended June 30, 2010 and an increase in interest earned on loans which totaled $8.8 million for the three months ended June 30, 2011 compared to $8.6 million for the three months ended June 30, 2010.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.9 million for the three months ended June 30, 2011 compared to $4.1 million for the three months ended June 30, 2010. The decrease in interest expense is primarily due to a $1.3 million decline in interest expense on deposits due to the lower interest rate environment. Provision for loan losses decreased to $14,000 for the three months ended June 30, 2011 compared to $158,000 for the three months ended June 30, 2010.

Noninterest Income

Noninterest income was $1.2 million for the three months ended June 30, 2011 compared to $1.5 million for the three months ended June 30, 2010. The decrease in noninterest income was primarily the result of not having any gains from the sale of investment securities, compared to a gain of $282,000 for the quarter ended June 30, 2010. Other noninterest income was $292,000 for the quarter ended June 30, 2011 compared to $102,000 for the quarter ended June 30, 2010. The increase in other noninterest income is due to a legal settlement of an insurance claim in the amount of $194,000.

Noninterest Expense

Noninterest expense increased to $8.6 million for the three months ended June 30, 2011 as compared to $7.4 million for the three months ended June 30, 2010. The increase in noninterest expense was primarily due to higher compensation and employee benefit expense. A significant portion of this increase was due to expenses accrued for the employee stock ownership plan that was part of the conversion to a publicly held company and awards made under the equity incentive plan that was approved by stockholders in August 2010.

Assets and Equity

Total assets grew to $1.488 billion at June 30, 2011 from $1.443 billion at December 31, 2010. Cash and cash equivalents decreased to $124.3 million at June 30, 2011 from $194.4 million at December 31, 2010. Deposits increased to $1.107 billion at June 30, 2011 from $1.076 billion at December 31, 2010. Investment securities held to maturity increased to $642.1 million as of June 30, 2011 from $530.6 million at December 31, 2010. There were no investment securities available for sale at June 30, 2011 compared to $15.0 million available at December 31, 2010. Loans receivable grew to $661.4 million at June 30, 2011 from $641.8 million at December 31, 2010 due to an increase in residential mortgage loan production. The growth in investment securities and loans receivable was funded by a $30.6 million increase in deposits, a $10.0 million increase in FHLB advances and a $10.0 million increase in securities sold under agreements to repurchase. Total stockholders’ equity decreased slightly to $222.5 million at June 30, 2011 from $227.4 million at December 31, 2010. The change in stockholders’ equity was primarily due to the Company’s earnings for the three months ended June 30, 2011, which was offset by the cost of shares repurchased under the Company’s stock buyback program and payment of the first quarter dividend. The Board of Directors previously authorized the repurchase of 733,988 shares. At the end of June 30, 2011, a total of

640,535 shares had been repurchased, compared to 55,707 shares as of December 31, 2010.

Asset Quality

Total delinquent loans ninety days or more past due and not accruing was $1.0 million (5 loans) at June 30, 2011, an increase of $204,000 compared to $808,000 (7 loans) at December 31, 2010. Asset quality remained strong with the ratio of nonperforming assets to total assets increasing slightly to 0.08% at June 30, 2011 from 0.06% at December 31, 2010. The allowance for loan losses at June 30, 2011 was $1.6 million and represented 0.24% of total loans. At December 31, 2010, the allowance for loan losses was $1.5 million and represented 0.23% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has twenty-six branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010
Interest and dividend income:
Investment securities	$6,889	$6,641	$13,260	$13,448
Loans	8,763	8,582	17,646	17,111
Other investments	81	99	173	175

Total interest and dividend income	15,733	15,322	31,079	30,734

Interest expense:
Deposits	1,701	2,970	3,409	5,929
Advances from the Federal Home Loan Bank	104	45	190	45
Securities sold under agreements to repurchase	1,052	1,057	2,086	2,141

Total interest expense	2,857	4,072	5,685	8,115

Net interest income	12,876	11,250	25,394	22,619

Provision for loan losses	14	158	122	158

Net interest income after provision for loan losses	12,862	11,092	25,272	22,461

Noninterest income:
Total other-than-temporary impairment losses	—	—	—	(3,510)
Portion of loss recognized in other comprehensive income (before taxes)	—	—	—	1,106

Net other-than-temporary impairment losses	—	—	—	(2,404)
Service fees on loan and deposit accounts	598	665	1,156	1,288
Income on bank-owned life insurance	241	254	480	509
Gain on sale of investment securities	—	282	66	350
Gain on sale of loans	92	175	236	255
Other	292	102	411	148

Total noninterest income	1,223	1,478	2,349	146

Noninterest expense:
Salaries and employee benefits	5,487	4,347	10,613	9,007
Occupancy	1,226	1,143	2,447	2,282
Equipment	808	734	1,574	1,450
Federal deposit insurance premiums	191	298	487	590
Other general and administrative expenses	933	909	1,933	1,891

Total noninterest expense	8,645	7,431	17,054	15,220

Income before income taxes	5,440	5,139	10,567	7,387

Income taxes	2,055	1,904	4,182	2,691

Net income	$3,385	$3,235	$6,385	$4,696

Basic earnings per share	$0.31	$0.29	$0.57	$0.41
Diluted earnings per share	$0.30	$0.29	$0.57	$0.41

Cash dividends declared per common share	$0.09	$0.05	$0.16	$0.10

Basic weighted average shares outstanding	10,992,653	11,321,814	11,126,781	11,315,738
Diluted weighted average shares outstanding	11,120,248	11,321,814	11,239,913	11,315,738

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share data)

Assets	June 30, 2011	December 31, 2010
Cash and cash equivalents	$124,250	$194,435
Investment securities available for sale	—	15,010
Investment securities held to maturity, at amortized cost (fair value of $662,186 and $546,844 at June 30, 2011 and December 31, 2010, respectively)	642,112	530,555
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	1,764	3,234
Loans receivable, net	661,408	641,790
Accrued interest receivable	4,942	4,536
Premises and equipment, net	5,497	5,426
Real estate owned	162	—
Bank-owned life insurance	29,747	29,266
Deferred income taxes receivable	1,090	22
Prepaid expenses and other assets	4,889	6,790

Total assets	$1,488,209	$1,443,412

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$1,107,021	$1,076,470
Advances from the Federal Home Loan Bank	20,000	10,000
Securities sold under agreements to repurchase	115,200	105,200
Accounts payable and accrued expenses	19,005	20,430
Current income taxes payable	1,416	577
Advance payments by borrowers for taxes and insurance	3,043	3,376

Total liabilities	1,265,685	1,216,053

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 11,592,590 and 12,177,418 shares at June 30, 2011 and December 31, 2010	116	122
Additional paid-in capital	109,294	119,153
Unearned ESOP shares	(8,563)	(8,808)
Retained earnings	123,995	119,397
Accumulated other comprehensive loss	(2,318)	(2,505)

Total stockholders' equity	222,524	227,359

Total liabilities and stockholders' equity	$1,488,209	$1,443,412

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

June 30, 2011

	$000,000,000,0	$000,000,000,0
	Three Months Ended June 30,
	2011	2010
Performance Ratios (annualized):

Return on average assets	0.91%	0.91%
Return on average equity	5.95%	5.82%
Net interest margin on average interest earning assets	3.56%	3.26%

	At June 30, 2011	At December 31, 2010
Selected Balance Sheet Data:

Book value per share (1)	$19.20	$18.67
Stockholders' equity to total assets	14.96%	15.75%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,012	$808
Non-performing assets (2)	1,174	808
Allowance for loan losses	1,592	1,488
Non-performing assets to total assets	0.08%	0.06%
Allowance for loan losses to total loans	0.24%	0.23%
Allowance for loan losses to non-performing assets	135.60%	184.16%

Note:

(1)	Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs